Exhibit 10.19
Town Sports International Holdings, Inc.
888 Seventh Avenue, 25thFloor
New York, New York 10106
As of March 23, 2006
Mr. Mark Smith (the “Executive”)
31 Hidden Cove Court
Southampton, New York 11968
Re: Equity Agreement
Dear Mark:
The purpose of this letter agreement is to set forth the impact of the Executive’s resignation as an officer, director and employee of Town Sports International Holdings, Inc. (the “Company”), Town Sports International, Inc. (“TSI”) and their subsidiaries and affiliates pursuant to that certain Confidential Separation Agreement and General Release of even date herewith (the “Separation Agreement”), between the Company and the Executive, on (a) the 74,955 shares of the Company’s Class A Common Stock, par value $.001 per share (the “Class A Common”) that currently are owned by the Executive, and (b) the stock option to purchase 6,000 shares of Class A Common granted to the Executive pursuant to the Company’s 2004 Common Stock Option Plan (the “Stock Option Plan”) as of February 4, 2004 (the “Option”). This letter agreement constitutes the Equity Agreement referred to in Section 2 of the Separation Agreement. The undersigned hereby agree as follows:
1. Notwithstanding anything in the Option to the contrary, as a result of the Executive’s resignation from the Company, TSI and their subsidiaries and affiliates, (a) the outstanding, vested portion of the Option as of the date hereof to purchase 1,200 shares of Class A Common will remain exercisable until December 31, 2006, and (b) the outstanding, unvested portion of the Option as of the date hereof to purchase 4,800 shares of Class A Common will terminate as of the date hereof. Except as provided in the preceding sentence, the Option will remain subject to the terms and conditions of (i) the Stock Option Plan, (ii) the Option, and (iii) the Executive Stock Agreement dated as of February 4, 2004 (as the same may be amended from time to time, the “ESA”), among the Company, Town Sports International, Inc. (“TSI”), the Executive and the Investors (as defined therein). The Executive hereby acknowledges and understands that (A) the Company has informed him that the treatment of the Option in accordance with this Section 1 and the payment pursuant to Section 3 may have adverse tax consequences to the Executive, (B) neither the Company nor any of its subsidiaries will indemnify or hold the Executive harmless for any additional tax (including interest and penalties with regard thereto) as a result of the provisions of this Section 1, and (C) the Company has advised the Executive to consult with his own tax advisor and his own attorney prior to signing this letter agreement. The Company and the Executive acknowledge that the Option, the New Option (as defined below) and the Stock Option Plan may only be amended in accordance with the requirements of Section 6 of the Option and Sections 6.11 and 6.12 of the Stock Option Plan.
2. As soon as practicable after the date hereof, but in no event later than 15 days after the date hereof, the Compensation Committee of the Company will grant to the Executive a stock option (the “New Option”) on substantially the same terms and conditions as the unvested portion of the Option that expired in accordance with Section 1 to purchase 4,800 shares of Class A Common at an exercise price equal to the “fair market value” (as defined in the Stock Option Plan) on the date of grant. The New Option will expire on July 23, 2013 and will be subject to the vesting provisions contained in Section 3 of the Option for Tranche II Options. As of the date hereof, the “fair market value” (as defined in the Stock Option Plan) of the Class A Common is $100.76. The New Option will be granted pursuant to and, to the extent not contrary to the terms of this letter agreement and the Separation Agreement, shall be subject to all the terms and conditions imposed under the Stock Option Plan and the Company’s standard form of stock option agreement.
3. In addition, the Company will pay the Executive a lump sum cash amount equal to $44,448, less any applicable withholding, (a) if, prior to December 31, 2007, a Sale of the Company (as defined in the New Option) is consummated and the aggregate gross consideration to be received in connection with such sale by the holders of the Class A Common equals or exceeds the Equity Value Target (as defined in the New Option) for the Valuation Date (as defined in the New Option) immediately preceding the date of such Sale of the Company, or (b) if the Achieved Equity Value (as defined in the New Option) as of December 31, 2007 equals or exceeds the Equity Value Target (as defined in the New Option) for December 31, 2007. Any such payment will be made within five business days following the event giving rise to such payment.
4. The 74,955 shares of Class A Common that the Executive owns as of the date hereof, as well as any shares of Class A Common that the Executive hereafter may acquire pursuant to the exercise of the Option or the New Option, will be subject to the terms, conditions, restrictions and other provisions of (a) the Stockholders Agreement dated as of February 4, 2004 (as the same may be amended from time to time, the “Stockholders Agreement”), among the Executive, the Company and certain other stockholders of the Company from time to time party thereto, (b) the Registration Rights Agreement dated as of February 4, 2004 (as the same may be amended from time to time, the “Registration Rights Agreement”), among the Executive, the Company and certain other stockholders and executives of the Company from time to time party thereto, and (c) the ESA. Without limiting the foregoing, all such shares of Class A Common (i) will be subject to the limits on transferability and other matters relating to the Executive as a stockholder of the Company set forth in the Stockholders Agreement, and (ii) will entitle the Executive to the registration rights set forth in the Registration Rights Agreement, subject to the obligations of the Executive and the conditions contained therein.
5. So long as the restrictions set forth in Section 4 of the Stockholders Agreement are in effect, the Executive hereby agrees that the Executive will not (and will cause his affiliates and Permitted Transferees (as defined in the Stockholders Agreement) to not) sell, transfer, assign, pledge or otherwise dispose of (“Transfer”) any equity securities of the Company (including without limitation any shares of capital stock issuable upon the exercise of the Option or the New Option), now or hereafter held by the Executive or any of his affiliates or Permitted Transferees, except pursuant to, and in compliance with, the Stockholders Agreement. The Executive further agrees that he will not (and will cause his affiliates and Permitted Transferees to not) Transfer any equity securities of the Company (including without limitation any shares of capital stock issuable upon the exercise of the Option or the New Option), now or hereafter held by the Executive or any of his affiliates or Permitted Transferees, in any initial public offering of equity securities of the Company (the “IPO”), except that the Executive will be permitted to sell his Registrable Securities (as defined in the Registration Rights Agreement) in connection with the

IPO pursuant to, and subject to the limitations and conditions of, Section 3(c)(i)(A) of the Registration Rights Agreement. From and after the consummation of the IPO, the Executive will not (and will cause his affiliates and Permitted Transferees to not) Transfer any equity securities of the Company (including without limitation any shares of capital stock issuable upon the exercise of the Option or the New Option), now or hereafter held by the Executive or any of his affiliates or Permitted Transferees, to any person or entity, except that (a) from and after the date that is 180 days after the consummation of the IPO, the Executive will be permitted to sell in one or more Public Sales (as defined below) such number of his Registrable Securities that is equal to the excess of 75% of the number of his Registrable Securities on the date hereof over the number of his Registrable Securities that were sold in connection with the IPO pursuant to the immediately preceding sentence (if any), and (b) from and after the first anniversary of the consummation of the IPO, the restrictions on Transfer contained in this Section 5 shall no longer have any further force and effect.
     As used in this Agreement, “Public Sale” means a sale of common stock of the Company to the public pursuant to an offering registered under the Securities Act of 1933, as amended, or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act of 1933, as amended.
     The Company shall have the right to place a legend on each certificate evidencing any equity securities of the Company (including without limitation any shares of capital stock issuable upon the exercise of the Option or the New Option) subject to the restrictions set forth in this Section 5 to the effect that such equity securities are subject to the provisions of this letter agreement. Any Transfer or attempted Transfer of any equity securities subject to the restrictions set forth in this Section 5 in violation of any provision of this Section 5 shall be null and void, and the Company shall not record any such Transfer or attempted Transfer on its books or records or any purported transferee of any such equity securities as the owner thereof for any purpose.
     For avoidance of doubt, (i) the restrictions contained in this Section 5 are in addition to any other restrictions on the Transfer of equity securities of the Company (including without limitation any shares of capital stock issuable upon the exercise of the Option or the New

Option) (A) that are contained in any other agreement with the Company or any of its subsidiaries to which the Executive is a party, or (B) under any applicable laws, rules or regulations; and (ii) the Executive will not exercise any rights that he may have under any other agreement with the Company or any of its subsidiaries to which the Executive is a party (including the Registration Rights Agreement), if such exercise would be inconsistent or otherwise in conflict with the provisions of this Section 5.
6. Concurrently with the execution and delivery of this letter agreement, each of the Stockholders Agreement and the Registration Rights Agreement is being amended by the requisite vote or consent thereunder.
7. The Executive hereby acknowledges the existence and applicability of the covenants, agreements and restrictions set forth in Sections 4, 6, 9 and 11 through 15 (inclusive) of the Separation Agreement and the provisions of such Sections of the Separation Agreement are incorporated by reference herein as if fully set forth herein. If and to the extent that the covenants, agreements and restrictions set forth in Sections 4, 6, 9 and 11 through 15 (inclusive) of the Separation Agreement are inconsistent with any similar covenants, agreements and restrictions set forth in the ESA or the Option, the applicable provisions of the Separation Agreement shall govern and the ESA and the Option shall be deemed to be modified accordingly.
8. The Company and the Investors shall not exercise their respective rights under Section 2 of the ESA.
9. The Executive agrees to supply and/or execute and deliver such documents, instruments, agreements and information as may be reasonably requested by the Company and any managing underwriter of any underwritten public offering of the securities of the Company in order to effectuate such offering and otherwise to cooperate with the Company and any underwriter in any related registration and in consummating such offering.
10. This letter agreement may not be amended except by a written instrument signed by all the parties hereto (including the Executive).

11. The parties hereto acknowledge and agree that (a) each party hereto and its or his counsel has reviewed and negotiated the provisions of this letter agreement and have contributed to their revision, and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this letter agreement.
12. This letter agreement, together with the Separation Agreement, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
13. This letter agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
14. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to contracts made and performed entirely within such State and without giving effect to the conflict of laws rules thereof.
15. Each of the parties (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the Borough of Manhattan, The City of New York, in any action or proceeding for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH ACTION.
The Executive, TSI and the Investors should indicate their agreement with the provisions of this letter agreement by executing and delivering a counterpart or counterpart signature page hereof and returning it to the Company to the attention of Robert S. Herbst, Esq.

Yours very truly,

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By	/S/ RICHARD PYLE

Name: Richard Pyle
Title: Chief Financial Officer
Acknowledged and Agreed to by
each of the undersigned as of the
date first above written:
The Executive:

/S/ MARK SMITH
Mark Smith
TSI:

TOWN SPORTS INTERNATIONAL, INC.

By	/S/ RICHARD PYLE

Name: Richard Pyle
Title: Chief Financial Officer
The Investors:

BRUCKMANN, ROSSER, SHERRILL & CO., L.P.

By:	BRS Partners, Limited Partnership
Its:	General Partner

By	/S/ BRUCE BRUCKMANN

Name:
Title:
[Signature Page to Equity Agreement]

FARALLON CAPITAL PARTNERS, L.P.

By:	Farallon Partners, L.L.C.
Its:	General Partner

By	/S/ MARK C. WEHRLY

Name: Mark C. Wehrly
Title: Managing Director

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.

By:	Farallon Partners, L.L.C.
Its:	General Partner

By	/S/ MARK C. WEHRLY

Name: Mark C. Wehrly
Title: Managing Director

RR CAPITAL PARTNERS, L.P.

By:	Farallon Partners, L.L.C.
Its:	General Partner

By	/S/ MARK C. WEHRLY

Name: Mark C. Wehrly
Title: Managing Director

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

By:	Farallon Partners, L.L.C.
Its:	General Partner

By	/S/ MARK C. WEHRLY

Name: Mark C. Wehrly
Title: Managing Director
[Signature Page to Equity Agreement]